Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO

972.301.3658, mpaxton@intrusion.com

INTRUSION INC. CONTINUES PROFITABILITY
IN THIRD QUARTER

Richardson, Texas – November 12, 2008 – Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the three months ended September 30, 2008.  Intrusion achieved a net profit for the second consecutive quarter in the third quarter of 2008.

Intrusion’s net income was $17 thousand in the third quarter 2008 compared to a $600 thousand net loss for the third quarter 2007.

Revenue for the third quarter 2008 was $1.2 million compared to $0.9 million for the third quarter 2007.

Gross profit margin was 69 percent of revenue in the third quarter of 2008 compared to 60 percent of revenue in the third quarter of 2007.

Intrusion’s third quarter 2008 operating expenses were $0.8 million compared to $1.1 million for the third quarter 2007.

As of September 30, 2008, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of ($1.1) million and debt of $1.3 million.

“Our second consecutive profitable quarter is outstanding and is the result of continued good gross profit margin and operating expense control,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.  “The $2.4 million of new TraceCop orders announced earlier today get us off to a good start for the fourth quarter and next year,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 19, 2008 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 72786290.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for identity identification, the Compliance Commander™ for regulated information and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2008	2007

ASSETS

Current Assets:
Cash and cash equivalents	$96	$362
Accounts receivable, net of allowance for doubtful accounts of $40 in 2008 and 2007	761	110
Inventories, net	61	146
Prepaid expenses	32	75
Total current assets	950	693

Property and equipment, net	168	144
Other assets	39	39
TOTAL ASSETS	$1,157	$876

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Line of credit	$130	$100
Loan payable to officer	1,180	—
Accounts payable and accrued expenses	747	688
Deferred revenue	205	312
Total current liabilities	2,262	1,100

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 260 Liquidation preference of $1,364 as of September 30, 2008	918	918
Series 2 shares issued and outstanding – 460 Liquidation preference of $1,198 as of September 30, 2008	724	724
Series 3 shares issued and outstanding – 354 in 2008 Liquidation preference of $805 as of September 30, 2008	504	504

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 11,648
Outstanding shares – 11,638	116	116
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	55,463	55,527
Accumulated deficit	(58,289)	(57,472)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ deficit	(1,105)	(224)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,157	$876

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$1,216	$919	$2,961	$3,014
Cost of revenue	374	370	993	1,184

Gross profit	842	549	1,968	1,830

Operating expenses:
Sales and marketing	349	499	1,081	1,518
Research and development	210	358	920	1,169
General and administrative	244	255	739	730

Operating income (loss)	39	(563)	(772)	(1,587)

Interest income (expense), net	(22)	1	(45)	2
Other income (expense), net	—	—	—	1
Income (loss) before income taxes	17	(562)	(817)	(1,584)
Income tax provision	—	—	—	—
Net income (loss)	17	(562)	(817)	(1,584)
Preferred stock dividends accrued	(41)	(44)	(121)	(130)
Net loss attributable to common stockholders	$(24)	$(606)	$(938)	$(1,714)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.00)	$(0.06)	$(0.08)	$(0.18)
Weighted average shares outstanding
- Basic and Diluted	11,638	10,397	11,638	9,387